Exhibit 10.40

Dated 23 August 2011

(1)                                          Realphone Technology Co., Ltd

(2)                                          VODone Limited

(3)                                          China Mobile Games and Entertainment Group Limited

Share Swap Agreement

relating to

the sale and purchase of shares of

OWX Holding Co. Ltd

THIS AGREEMENT is made on 23 August 2011

BETWEEN

(1)                                          Realphone Technology Co., Ltd, a limited liability company incorporated in British Virgin Islands having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Realphone”);

(2)                                          VODone Limited, a limited liability company incorporated in Bermuda having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (“VODone”); and

(3)                                          China Mobile Games and Entertainment Group Limited, a limited liability company incorporated in the Cayman Islands having its registered office at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“CMGE”).

RECITALS

(A)                                        Realphone is the beneficial and legal owner of the Realphone Sale Shares (as defined below).

(B)                                        In connection with the Spin-off (as defined below), Realphone wishes to sell, and VODone wishes to purchase, the Realphone Sale Shares respectively on the terms set out in this Agreement.

(C)                                        Realphone has agreed to give the warranties, representations, undertakings and indemnities as set out in Clause 4 and Schedule 2.

IT IS AGREED as follows:

1.                                               INTERPRETATION

1.1                                        In this Agreement:

“3GUU”	means 3GUU Mobile Entertainment Industrial Co., Ltd., a company incorporated in the BVI;

“3GUU Agreement”

means the share swap agreement dated the date of this Agreement entered into by Action King Limited, Trilogic Investments Limited, CMGE and VODone, in respect of 6,849,315 issued shares of 3GUU, being approximately 100% of the total issued shares of 3GUU as of the date hereof;

“Amendment Deed”	means the amendment deed in the form

set out in Schedule 5;

“Beauty Wave”	means Beauty Wave Limited, a company incorporated in the BVI;

“Beauty Wave and China Wave Agreement”

means the share swap agreement dated the date of this Agreement entered into by Dragon Joyce and CMGE in respect of the sale and purchase of 1 issued share of Beauty Wave and 1 issued share of China Wave as the date hereof;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks in Hong Kong are generally open for normal banking business;

“BVI”	means British Virgin Islands;

“China Wave”	means China Wave Group Limited, a company incorporated in the BVI;

“Completion”	means completion of the sale and purchase of the Realphone Sale Shares in accordance with Clause 5;

“Deed of Release”	means the deed of release in the form set out in Schedule 3;

“Dragon Joyce”	means Dragon Joyce Limited, a company incorporated in the BVI;

“HK$”	means Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Listing Date”	means the date on which dealings in the securities of CMGE first commence on an internationally recognised stock exchange in the United States;

“Locked-up Shares”	means the Realphone Consideration Shares subject to the lock-up periods under Clause 3.3;

“OWX HK”	means OWX Hong Kong Limited, a company incorporated in Hong Kong;

“OWX HK Agreement”	means the share swap agreement dated the date of this Agreement entered into by OWX Holding and CMGE in respect of the sale and purchase of 100 issued shares of HK$1.00 each in the share capital of OWX HK, being 100% of the total issued shares of OWX HK as the date hereof;

“OWX Holding”	means OWX Holding Co. Ltd., a company incorporated in the BVI, the details of which are set out in Schedule 1;

“Parties”	means the named Parties to this Agreement and their respective successors and permitted assigns and “Party” means each or any specific one of them;

“PRC”	means the People’s Republic of China;

“Realphone Consideration Shares”	means the 18,600,000 shares of US$0.001 each in the share capital of CMGE to be allotted and issued to Realphone credited as fully paid up;

“Realphone Sale Shares”	means 60 shares of US$1.00 each in the share capital of OWX Holding, being approximately thirty percent (30%) of the total issued shares of OWX Holding as the date hereof;

“Share Mortgage”	means the share mortgage in the form set out in Schedule 4;

“Spin-off”	means the separate listing of securities of CMGE in the United States;

“subsidiary”	has the meaning ascribed to it under the Companies Ordinance, Chapter 32 of the Laws of Hong Kong, as amended from time to time;

“US$”	means United States dollars, the lawful currency of the United States of America;

“Warranties”	means the representations and warranties on the part of the Warrantor contained in Clause 4 and Schedule 2; and

“Warrantor”	means Realphone.

1.2                                        Any reference, express or implied, to an enactment includes references to:

1.2.1                                       that enactment as amended, extended or applied by or under any other enactment before or after this Agreement;

1.2.2                                       any enactment which that enactment re-enacts (with or without modification); and

1.2.3                                       any subordinate legislation made (before or after this Agreement) under any enactment, including one within (1) or (2) above.

1.3                                        Words denoting persons shall include bodies corporate and unincorporated associations of persons.

1.4                                        Unless otherwise stated, references to Clauses, Sub-clauses and Schedules are references to clauses and sub-clauses of and schedules to this Agreement, references to Paragraphs are references to paragraphs of the schedules to this Agreement.

1.5                                        Each of the Schedules shall have effect as if set out herein.

1.6                                        References to the singular shall include the plural and vice versa; and references to the masculine, the feminine and the neuter shall include each other such gender.

1.7                                        The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.8                                        All representation warranties, undertakings, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into severally.

2.                                               SALE AND PURCHASE OF THE REALPHONE SALE SHARES

2.1                                        Realphone as the beneficial owner shall sell, and VODone shall, relying on the Warranties, undertakings and indemnities set out in this Agreement, purchase, the Realphone Sale Shares, free from all liens, claims, charges, equities and encumbrances and together with all rights attaching thereto and all dividends and distributions declared, paid or made in respect thereof at any time on or after the date hereof.

2.2                                        VODone shall not be obliged to complete the purchase of any of the Realphone Sale Shares unless:

2.2.1                                       the purchase of all the Realphone Sale Shares is completed simultaneously in accordance with this Agreement;

2.2.2                                       the purchase of 100 issued shares of OWX HK has been completed in accordance with the OWX HK Agreement;

2.2.3                                       the purchase of 6,849,315 issued shares of 3GUU has been completed in accordance with the 3GUU Agreement; and

2.2.4                                       the purchase of 1 issued share of Beauty Wave and 1 issued share of China Wave has been completed in accordance with the Beauty Wave and China Wave Agreement.

3.                                               CONSIDERATION

3.1                                        The consideration payable by VODone for the sale of the Realphone Sale Shares by Realphone under Clause 2 shall be satisfied by VODone by procuring CMGE to allot and issue the Realphone Consideration Shares to Realphone or its nominee, in accordance with the instructions of Realphone.

3.2                                        The Realphone Consideration Shares shall rank pari passu in all respects with the fully paid or credited as fully paid shares of nominal value US$0.001 each in the share capital of CMGE in issue at the date of their allotment.

3.3                                        Realphone agrees and acknowledges that, subject to and without prejudice to any restrictions or obligations imposed by any documents, letters, agreements or deeds which it may enter into in connection with the Spin-off, the Realphone Consideration Shares shall be subject to the following lock-up periods:

3.3.1                                       from the date of Completion until the Listing Date, Realphone may freely deal with or dispose of no more than 4,650,000 shares of CMGE, representing 25% of Realphone Consideration Shares;

3.3.2                                       from the date immediately after the Listing Date until the day which falls twelve (12) months after the Listing Date, Realphone may freely deal with or dispose of further 4,650,000 shares of CMGE, representing another 25% of Realphone Consideration Shares;

3.3.3                                       from the date immediately after the day which falls twelve (12) months after the Listing Date until the day which falls twenty-four (24) months after the Listing Date, Realphone may freely deal with or dispose of further 4,650,000 shares of CMGE, representing another 25% of Realphone Consideration Shares; and

3.3.4                                       from the date immediately after the day which falls twenty-four (24) months after the Listing Date until the day which falls thirty-six (36) months after the Listing Date, Realphone may freely deal with or dispose of the remaining 4,650,000 shares of CMGE, representing the remaining 25% of Realphone Consideration Shares.

3.4                                        Unless permitted under this Agreement or otherwise with the written consent of VODone and CMGE, Realphone agrees and acknowledges that the Locked-up Shares or any part thereof (including any rights derived therefrom or attached thereto) shall not be subject to any kind of sale, transfer, assignment, disposal, encumbrance, lien or charge.

3.5                                        Other than the lock-up restrictions stipulated under Clauses 3.3 and 3.4 above, Realphone shall be entitled to all rights associated with being a shareholder of Realphone Consideration Shares.

4.                                               WARRANTIES AND INDEMNITIES

4.1                                        The Warrantor represents and warrants to VODone that each of the statements set out in Schedule 2 is true and accurate.

4.2                                        Each of the Warranties set out in Clause 4.1 and Schedule 2 is separate and independent and except as expressly provided to the contrary in this Agreement is not limited by reference to any other paragraph of Schedule 2; and none of the Warranties shall be treated as qualified by any actual or constructive knowledge on the part of VODone or any of its agents.

4.3                                        Without prejudice to any other remedy available to VODone or its ability to claim damages on any basis which is available to it by reason of any of the Warranties being untrue or misleading or being breached, the Warrantor undertakes with VODone (for itself and as trustee for OWX Holding) that it shall, at the direction of VODone, pay to VODone, OWX Holding or (in the case of liability to another person which has not been discharged) the person to whom the liability has been incurred an amount equal to any deficiency or liability of OXW Holding which arises from any of the Warranties being untrue, misleading or breached and which would not have existed or arisen if the Warranty in question had not been untrue, misleading or breached.

4.4                                        The Warrantor further undertakes to indemnify and hold harmless VODone and OXW Holding from and against (and pay the full amount of) any and all losses which are caused by, result from, arise out of or occur in connection with any material breach of any of the Warranties or any other terms of this Agreement.

5.                                               COMPLETION

5.1                                        Completion shall take place on the date hereof at the place as may be agreed between the Parties.

5.2                                        At Completion,

5.2.1                                       Realphone shall:

5.2.1.1                                                deliver, or procure the delivery, to VODone of:

(a)                                                                      duly executed Instrument of Transfer in favour of VODone or its nominee of all the Realphone Sale Shares respectively;

(b)                                                                      the share certificate(s) representing the Realphone Sale Shares; and

(c)                                                                       where applicable, the certificate of incorporation, common seal, minute books, statutory registers, share certificates and books and records of OWX Holding;

5.2.1.2                                                deliver, or procure the delivery, to CMGE of its application for allotment of the relevant shares in CMGE; and

5.2.1.3                                                procure that a board meeting of OWX Holding is held at which it is resolved that the transfers referred to in Sub-clause 5.2.1.1 above are approved for registration;

5.2.2                                       Realphone shall deliver, or procure the delivery, to VODone of the duly executed Share Mortgage;

5.2.3                                       Realphone shall deliver, or procure the delivery to VODone of the duly executed Deed of Release; and

5.2.4                                       Realphone shall deliver, or procure the delivery to VODone of the duly executed Amendment Deed.

5.3                                        Upon completion of all the matters referred to in Clause 5.2 above, and immediately after the completion of the sale and purchase of (i) 100 issued shares of OWX HK in accordance with the OWX HK Agreement, (ii) 6,849,315 issued shares of 3GUU in accordance with the 3GUU Agreement and (iii) 1 issued share of Beauty Wave and 1 issued share of China Wave in accordance with the Beauty Wave and China Wave Agreement, VODone shall procure CMGE to, and CMGE shall:

5.3.1                                       allot and issue the Realphone Consideration Shares to Realphone or its nominee as it may direct;

5.3.2                                       deliver to Realphone the share certificates representing the Realphone Consideration Shares; and

5.3.3                                       deliver a certified true copy of a board resolution of CMGE approving the allotment and issue of the Realphone Consideration Shares.

5.4                                        If for any reason the provisions of Clauses 5.2 and 5.3 above are not fully complied with as at the date hereof, either VODone or CMGE may elect (in addition and without prejudice to all other rights or remedies available to it) to rescind this Agreement or to fix a new date for Completion.

6.                                               NOTICES

6.1                                        Any notice or other document to be served under this Agreement may be delivered or sent by prepaid registered post or facsimile process to the Party to be served at its address set out below:-

For Realphone:

Address:	深圳市福田區景田南香蜜三村香悅閣17E

Facsimile Number:

For the attention of:	Board of directors

For VODone:

Address:	Room 3006, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong

Facsimile Number:	+852 2869 8960

For the attention of:	Board of directors

For CMGE:

Address:	Room 3006, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong

Facsimile Number:	+852 2869 8960

For attention of:	Board of directors

or at such other address as it may have notified to the other Parties in accordance with this Clause.

6.2                                        Any notice or document shall be deemed to have been served:

6.2.1                                       if delivered, at the time of delivery; or

6.2.2                                       if posted to a destination within Hong Kong, at 10.00 a.m. on the second Business Day after it was put into the post or if posted to an overseas destination at 10:00 a.m. on the seventh Business Day after it was put into the post and sent by airmail; or

6.2.3                                       if sent by facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 p.m. on any Business Day, and in any other case at 10.00 a.m. on the Business Day following the date of despatch.

6.3                                        In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid recorded delivery letter or that the facsimile message was properly addressed and despatched as the case may be.

7.                                               RESOLUTIONS AND WAIVERS

7.1                                        Both VODone and Realphone shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under all applicable laws, their respective articles of association (or the equivalent constitutional documents), the articles of association of OWX Holding or any deed or obligations affecting any of them to give effect to this Agreement.

8.                                               FURTHER ASSURANCES

8.1                                        On or after Completion, Realphone shall, execute and do (or procure to be executed and done by any persons, companies or entities) all such deeds, documents, acts and things as VODone or its nominee may from time to time reasonably require for the purposes of vesting the Realphone Sale Shares in VODone or its nominee or as otherwise may be necessary to carry out the Spin-off and/or give full effect to this Agreement and the original intent of such other documents, agreements or deeds which are, in the sole opinion of VODone, relevant to VODone or any of its subsidiaries.

8.2                                        For so long after Completion as Realphone or its nominee remains the registered holder of any of the Realphone Sale Shares, Realphone shall hold (and direct any nominee to hold) the Realphone Sale Shares and any distributions, property and rights deriving from them in trust for VODone and shall deal with the Realphone Sale Shares and any distributions, property and rights deriving from them as VODone directs; in particular Realphone shall exercise (or procure the exercise of) all voting rights as VODone directs or shall execute (or procure the execution of) an instrument of proxy or other document which enable VODone or its representative to attend and vote at any shareholders’ meeting of OWX Holding.

9.                                               GENERAL

9.1                                        Each of the obligations, Warranties and undertakings set out in this Agreement which is not fully performed at Completion will continue in full force and effect after Completion.

9.2                                        None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of VODone and CMGE.

9.3                                        At any time after the Completion, Realphone shall, at the request and cost of VODone, execute or procure the execution of such documents and do or procure the doing of such acts and things as VODone may reasonably require for the purpose of vesting the Realphone Sale Shares in VODoneor its nominee and giving to VODone the full benefit of all the provisions of this Agreement free from all liens, claims, charges, equities and encumbrances.

9.4                                        Each Party may release or compromise with the other Parties in whole or in part the liability of the other Parties under any provision of this Agreement or grant any time or other indulgence without affecting the liability of the other Parties under any other provision of this Agreement.

9.5                                        No exercise or failure to exercise or delay in exercising any right, power or remedy vested in any Party under or pursuant to this Agreement shall constitute a waiver by that Party of that or any other right, power or remedy.

9.6                                        Time is of the essence in relation to this Agreement.

9.7                                        Each Party shall pay its own costs and expenses incurred in connection with the entering into and completion of this Agreement. Any stamp duty payable in relation to the transactions contemplated under this Agreement shall be borne equally by Realphone and VODone.

9.8                                        In the event that any term, condition or provision of this Agreement is held to be a violation of any applicable law, statute or regulation, the same shall be deemed to be deleted from this Agreement and shall be of no force and effect and this Agreement shall remain in full force and effect as if such term, condition or provision had not originally been contained in this Agreement.  Notwithstanding the foregoing, in the event of any such deletion the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

9.9                                        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any Party may enter into this Agreement by executing a counterpart.

9.10                                 Save as required by law or by any government authorities or by any rules and regulations of regulatory bodies (including The Stock Exchange of Hong Kong Limited and the Securities and Futures Commission of Hong Kong), none of the Parties hereto shall make, and both Realphone and VODone shall procure that OWX Holding shall not make, any announcement or release or disclose any information concerning this Agreement or the transactions referred to herein, or disclose the identity of the other Parties (save the disclosures made to their respective professional advisers under a duty of confidentiality) without the written consent of VODone and CMGE.

10.                                        WHOLE AGREEMENT

10.1                                 This Agreement and the documents referred to in it contain the whole agreement between the Parties or any of them relating to the transactions contemplated by this Agreement and supersede and cancel all previous agreements between the Parties relating to these transactions.

10.2                                 Each of the Parties acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty or other assurance except those set out in this Agreement.

11.                                        GOVERNING LAW

11.1                                 This Agreement is governed by and shall be construed in accordance with Hong Kong law.

11.2                                 Each Party submits to the non-exclusive jurisdiction of the Hong Kong courts for all purposes relating to this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day first above written.

Signed by	)	For and on behalf of
for and on behalf of	)	Realphone Technology Co., Ltd
Realphone Technology Co., Ltd	)	(Sd.) ZHENG Hua
in the presence of:	)	Authorised Signature(s)

Signed by Hendrick SIN	)	For and on behalf of
for and on behalf of	)	VODone Limited
VODone Limited	)	(Sd.) Hendrick SIN
in the presence of:	)	Authorised Signature(s)
(Sd.) YAN Man Sing Frankie

Sealed with the Common Seal of	)	For and on behalf of
China Mobile Games and	)	China Mobile Games and
Entertainment Group Limited	)	Entertainment Group Limited
and signed by its directors	)	(Sd.) Hendrick SIN
in the presence of:	)	Authorised Signature(s)
(Sd.) YAN Man Sing Frankie

SCHEDULE 1

Particulars of OWX Holding

Company Name:	OWX Holding Co. Ltd.
Registered number:	1560056
Date of incorporation:	10 December 2009
Place of incorporation:	British Virgin Islands
Authorised share capital:	50,000 shares of US$1.00 each
Issued share capital:	200 shares of US$1.00 each
Registered address:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Directors:	LI Xiaohua KUANG Yixun HU Zhenning Hendrick SIN
Secretary:	YAN Man Sing Frankie

SCHEDULE 2

Warranties

1.                                               Ownership of the Realphone Sale Shares

1.1.1                                       The Realphone Sale Shares constitute approximately 30% of the total issued share capital of OWX Holding as of the date of this Agreement.

1.1.2                                       No person is entitled or has any claim to be entitled to require OWX Holding to issue any share or loan capital either now or at any future date whether contingently or not.

1.1.3                                       Save as Zhang Lijun and Hendrick Sin who each holds 1.099% share options in OWX Holding, there is no option, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Realphone Sale Shares, and no person has claim to be entitled to any of the foregoing.

1.1.4                                       Realphone is entitled to sell and procure the transfer of the full legal and beneficial ownership in the Realphone Sale Shares to VODone on the terms set out in this Agreement.

2.                                               Accuracy of Schedule 1

The particulars relating to OWX Holding set out in Schedule 1 are true and accurate in all respects.

3.                                               Capacity and consequences of sale

3.1.1                                       The Warrantor has the requisite power and authority to enter into and perform its obligations under this Agreement.

3.1.2                                       This Agreement constitutes binding obligations on the Warrantor in accordance with its terms.

3.1.3                                       Neither the execution nor the performance of this Agreement will conflict with or constitute a default under any provision of:

3.1.3.1                                                any deed or instrument to which the Warrantor or OWX Holding is a party; or

3.1.3.2                                                OWX Holding’s memorandum or articles of association (or the equivalent constitutional documents); or

3.1.3.3                                                any order, judgment, award, injunction, decree, ordinance or regulation by which the Warrantor or OWX Holding is bound.

SCHEDULE 3

Deed of Release

SCHEDULE 4

Share Mortgage

SCHEDULE 5

Amendment Deed